EXHIBIT 10(iii)(c)




TO:      VICE PRESIDENT AND/OR GROUP PRESIDENT

1. Worldwide Operating Income

If the Worldwide Operating Income (WWOI) of your operating Group exceeds the initial threshold of $________, which is ____% above the 1998 actual for your Group and is your PGP target for 1999, you will receive a bonus of ____% of your annual salary rate in effect on December 31, 1999.

For each additional $________ of WWOI above that level, up to $________ (which is ____% above last year's actual) you will receive additional ____% of your annual salary rate.

For each additional $_______ of WWOI above $__________, up to $_________, you will receive an additional ___% of your annual salary rate, resulting in a maximum bonus opportunity of ___% of your salary for operating income results.

2.  Operating Productivity

For improvement in operational proudctivity of ____%, you will receive an additional ___% of your annual salary rate.

3.  Asset Management

If you attain _____% of accounts receivable and inventory as a percent of sales, you will receive ___% of your salary rate.
For each additional ___% reduction, you will receive an additional ____% of your annual salary rate, up to a maximum of ____% of your salary for improvements in accounts receivable and inventory as a percent of sales of ___%. This represents a ____% improvement over your 1999 PGP target of ____%.

4.  Achievement of Individual Objectives

You will receive an additional award of up to __% of your salary rate, based on the achievement of individual and unit objectives, such as process reengineering objectives, strategic sourcing initiatives and other assigned objectives specific to your business unit. Awards in this category are also dependent upon the company's overall performance.

5.  Corporate Performance

Your are elgible for an additional award based on Company performance measured by earnings per share (EPS). If the comapny achieves or exceeds an EPS level of $______, the total bonus percentage earned by you under the previous paragraphs (1 through 4) will be increased according to the following table:

           EPS Performance         Bonus Increase Factor
               ____                        10%
               ____                        15%
               ____                        20%
               ____                        25%

6.  Scorecard Adjustments

Acquisitions, divestitures, changes in assignment, changes in accounting procedures or tax law, abnormal deviations to plan in other income and expenses in your financial income statements, and/or corrections in historical data during 1999 may necessitate pro rata adjustments in the above goals and/or actual operating results. Any such changes will be advised as soon as possible.

7.  Calculation Authority

The results will be tabulated by the Corporate Controller's Office and reflected on Operating Income and Accounts Receivable and Inventory Reports. It is the present intention of the Company to decide the amount of bonus for 1999 in February 2000. If the above objectives are not attained, any bonus award made will be at the sole discretion of the Company. The Company will be the final arbiter of interpretation of the above arrangements.

                                   J. E. Perrella
                                   Chairman, President and
                                   Chief Executive Officer